Exhibit 10.2

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both not material and the type that the registrant treats as private or confidential.

AMENDED AND RESTATED COMMERCIAL MANUFACTURING SERVICES AGREEMENT

AMENDED AND RESTATED COMMERCIAL MANUFACTURING SERVICES AGREEMENT

THIS AMENDED AND RESTATED COMMERCIAL MANUFACTURING SERVICES AGREEMENT is made as of August 12, 2021 (“Effective Date”) by and between WuXi Biologics (Hong Kong) Limited, a corporation organized under the laws of Hong Kong, with its registered address at Flat/RM826, 8/F Ocean Centre Harbour City, 5 Canton Road TST, Hong Kong (“WuXi Biologics”), and Adagio Therapeutics, Inc., with an address at 303 Wyman Street, Suite 300, Waltham, MA 02451 (“Client”). WuXi Biologics and Client may be referred to herein as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS, Client and its Affiliates are engaged in the discovery, development, manufacture and sale of biopharmaceutical products;

WHEREAS, WuXi Biologics has the requisite infrastructure, licenses, permits and capabilities, including trained and experienced personnel and technical skills, to manufacture and supply the Products (as defined below) to Client;

WHEREAS, the Parties entered into a Commercial Manufacturing Services Agreement effective on December 24, 2020 (the “Original Agreement”), pursuant to which Client engaged WuXi Biologics for services relating to the commercial manufacture of the drug substance of Products;

WHEREAS, both Parties desire to amend, restate, and replace in its entirety the Original Agreement with effect from the Effective Date of this Agreement, for WuXi Biologics to provide Client services relating to the commercial manufacture of the drug substance and drug product of Products as described in this Agreement (“Services”); and

WHEREAS, Client and WuXi Biologics entered a Cell Line License Agreement effective December 2, 2020 (the “Cell Line License Agreement”);

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “Adverse Event” means any unfavorable or unintended sign, symptom or disease temporally associated with the use of the Products by humans (including any adverse drug experience), whether or not considered related to the Products.

1.2 “Affiliate” means a person or entity that Controls, is Controlled by or is under common Control with a Party, but only for so long as such control exists.

1.3 “Agreement” means this agreement incorporating all schedules, as amended from time to time by written agreement of the Parties.

1.4 “Applicable Laws” means the applicable provisions of constitutions, statutes, laws, rules, treaties, regulations, orders and decrees of all applicable Regulatory Authorities.

1.5 “Batch” means a defined quantity of Product that has been or is being Manufactured in accordance with the Specifications.

1.6 “Certificate of Analysis” means a certificate for testing of Specifications of a Product in a form agreed by both Parties.

1.7 “Certificate of Compliance” means a document issued by WuXi Biologics attesting that a cGMP Product Batch has been manufactured in compliance with cGMP’s and that Manufacturing Batch records have been reviewed and approved by WuXi Biologics’ Quality Assurance.

1.8 “Certificate of Testing” means a certificate for testing of selected Specifications of a Product in a form agreed by both Parties, for the selected testing performed by WuXi Biologics.

1.9 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by either Party with respect to any objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances as expeditiously as possible, which in no event shall be less than the standard of care generally adhered to in the industry of such Party when providing such efforts.

1.10 “Confidential Information” means (a) with respect to Client, any and all information (in whatever form, tangible or intangible) relating to Client’s, its Affiliates’ and/or their business partners’, business, employee or customer information or data which is disclosed, or otherwise comes into possession of WuXi Biologics, directly or indirectly as a result of this Agreement and which is of a confidential nature (including, without limitation, any information relating to business affairs, operations, products, processes, methodologies, formulae, plans, intentions, projections, Intellectual Property rights, trade secrets, market opportunities, suppliers, customers, marketing activities, sales, software, computer and telecommunications systems, costs and prices, wage rates, records, finances and personnel); and (b) with respect to WuXi Biologics, any and all information (in whatever form, tangible or intangible) relating to WuXi Biologics’

or its Affiliates’ methodology, testing processes, packaging and manufacturing techniques, data collection and data management techniques which is disclosed, or otherwise comes into possession of Client, directly or indirectly as a result of this Agreement and which is of a confidential nature.

1.11 “Control” means the ownership of more than fifty (50) percent of the voting stock of any organization or the legal power to direct or cause the direction of the general management of the organization as appropriate, and “Controlled” shall be construed accordingly.

1.12 “Current Good Manufacturing Practice” or “cGMP” means all applicable standards relating to current manufacturing practices for intermediates, bulk products or finished pharmaceutical products (as appropriate), as required:

(a)
by the standards, rules, principles and guidelines set out in the provisions of Chapter II of EC Commission Directive 2003/94/EC, together with Volume 4 of the Rules Governing Medicinal Products in the European Union entitled “EU Guidelines to Good Manufacturing Practice Medicinal Products for Human and Veterinary Use”;
(b)
by the provisions of 21 C.F.R., parts 210 and 211 and all applicable rules, regulations, orders and guidance published by the United States Food and Drug Administration;
(c)
by the MHLW GMP/GQP ordinances and accompanying regulations in Japan;
(d)
such other applicable standards as the Parties may agree in writing to reflect the requirements of Regulatory Authorities in the country of Manufacture or supply; and
(e)
such other requirements as agreed between the Parties and set out in a Quality Agreement, if applicable, as amended and updated from time to time.

1.13 “Current Good Distribution Practices” or “cGDP” means all applicable standards relating to current distribution practices of medicinal products for human use, as required:

(a)
by the standards, rules, principles and guidelines set out in Article 84 and 85b(3) of EC Commission Directive 2001/83/EC, together with Directive 2011/62/EU and revised Guidelines published on November 2013 (2013/C 343/01);
(b)
any other part of the world, such standards as the Parties may agree in writing to reflect the requirements of Regulatory Authorities in the country of Manufacture or supply; and
(c)
such other requirements as agreed between the Parties and set out in the Quality Agreement, in each case, as amended and updated from time to time.

1.14 “Defect” means, in respect of a Product, a failure to comply with the Product warranties set forth in 17.2. “Defective” shall be construed accordingly.

1.15 “Defective Product” means a Product with a Defect.

1.16 “Delivery Terms” shall mean FCA (Incoterms 2020) with respect to Products, or such other terms as may be agreed in writing between the Parties, and terms such as “Delivery” and “Delivered” shall be construed accordingly.

1.17 “Executive Officers” means, together, [***] or their respective designees.

1.18 “Force Majeure Event” means in relation to either Party, any acts or restraints of governments or public authorities (including embargos, sanctions, prohibitions), war, terrorism, revolution, riot or civil disturbances or commotion, disruption of suppliers, pandemic, fire, explosion, accident, lightning, washout, storm, flood, sabotage, lack of adequate fuel, power, raw materials, transportation, labor dispute, general strike of a national or industry-wide nature, or any similar circumstances or occurrences (excluding the payment of money, unless the circumstance or occurrence directly affects all of a Party’s payment mechanisms needed to make such payment) beyond the reasonable control (including the taking of reasonable precautions) of that Party.

1.19 “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (a) any government of any country, (b) a federal, state, province, county, city or other political subdivision thereof or (c) any supranational body, including any Regulatory Authority.

1.20 “Hazardous Materials” means any material or substance that, whether by its nature or use, is now or hereafter defined or regulated as a hazardous waste, hazardous substance, pollutant, or contaminant under any Applicable Laws relating to or addressing public and employee health and safety and protection of the environment, or which is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, mutagenic or otherwise hazardous or which is or contains petroleum, gasoline, diesel, fuel, another petroleum hydrocarbon product, or polychlorinated biphenyls. Hazardous Materials specifically include asbestos-containing materials (ACM), mold and lead-based paints.

1.21 “Independent Expert” means a laboratory or expert mutually agreed upon by the Parties, and if no agreement can be reached then the Parties will accept a laboratory or expert appointed by the International Chamber of Commerce of Switzerland.

1.22 “Intellectual Property” means patents, trademarks, service marks, design rights, including applications for any of the foregoing, copyright, all rights in know-how, trade or business names and other rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world whether registerable or not. For the purposes of this definition, know-how shall mean any current and future scientific, technical, or commercial information, results and data of any type whatsoever, developed or generated in relation to the Products, in any tangible and intangible form, that is not in the public domain or otherwise publicly known, including, without limitation, discoveries, inventions, trade secrets, databases, practices, protocols, regulatory filings, methods, processes, techniques, biological and other materials, reagents, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological and clinical information, analytical, quality control and stability data, studies and procedures), manufacturing process and development information, results and data, whether or not patentable.

1.23 “Latent Defect” means a Defect existing at the time of delivery of the Product in question to Client, but which could not reasonably be discovered by a visual inspection of its outer packaging.

1.24 “Losses” means all losses, claims, liabilities, costs, awards, fines, penalties, expenses (including legal fees and other professional expenses) and damages of any nature whatsoever and whether or not reasonably foreseeable or avoidable.

1.25 “Manufacture” means the planning, purchasing, manufacture, processing, compounding, storage, filling, packaging, labeling, leafleting, testing, sample retention, stability testing, release and dispatch of the Products. This term will also include variations such as “Manufacturing” and “Manufactured.”

1.26 “Manufacturing License” means any consent, permit, authorization or approval required for or in connection with the Manufacture of the Products at the Manufacturing Site(s), and the export/import of the Products to Client in accordance with the Delivery Terms (including any license required pursuant to Article 13.1 of the Directive 2001/20/EC or other applicable Regulatory Authority) including as applicable, a current drug establishment registration with the FDA as set forth in 21 C.F.R. §207.

1.27 “Manufacturing Site” means the manufacturing facility of WuXi Biologics Co., Ltd. registered at 108 Meiliang Road. MaShan - Binhu District, Wuxi 214092, including MFG5 facility for drug substance and DP2 facility for drug product, or such other manufacturing facility of WuXi Biologics as agreed to by the Parties pursuant to the change control procedures set out in the Quality Agreement.

1.28 “Materials” means the active ingredients, raw materials, excipients, packaging materials and components used in the Manufacture of the Products.

1.29 “Payment Default” means, Client’s failure to pay an undisputed invoice on or before the payment due date for such invoice.

1.30 “Payment Default Rate” means that, in the event of a Payment Default, interest of [***] will be accrued [***] (up to the maximum legally permissible rate in the Client’s jurisdiction, or [***], whichever is less) of the overdue payment starting on the date such undisputed invoice was due to be paid.

1.31 “Price” means, in respect of each Product, the price set out in Schedule 1 and Schedule 5.

1.32 “Product License” means the product license or marketing authorization issued by a competent Regulatory Authority, or any other authorization(s) (as the case may be) required for the marketing, sale, distribution, importation, use, or clinical investigation of the Products by Client in the jurisdictions in which the foregoing activities take place, and any extension or renewal of any of the foregoing; provided that, for clarity, “Product License” shall not include any authorizations required for WuXi Biologics’ Manufacturing activities under this Agreement and Wuxi Biologics shall be solely responsible for acquiring and maintaining such licenses and authorizations.

1.33 “Products” means each of the Products set out on Schedule 1 and Schedule 5, as amended from time to time, that are Manufactured under this Agreement, including any applicable Product Schedule or Purchase Order.

1.34 “Product Schedule” means a schedule completed and entered into between the Parties for the Manufacture and supply of Product and/or related services, pursuant to this Agreement.

1.35 “Qualified Person” means the person named in the Quality Agreement (or any replacement notified in writing by WuXi Biologics, from time to time), who is suitably qualified to enable WuXi Biologics to perform and discharge its quality management obligations as required by current Good Manufacturing Practice or other Applicable Laws (including, without limitation, Article 13.3 of Directive 2001/20/EC).

1.36 “Quality Agreement” means the quality agreement related to the commercial Manufacture of the Products to be executed between the Parties prior to the performance by WuXi Biologics of any cGMP activities and substantially in the form set out in Schedule 2 hereto, which outlines the Parties’ respective responsibilities on quality matters, as amended from time to time by written agreement between the Parties.

1.37 “Regulatory Authority” means any multinational, federal, state, local, municipal or other Governmental Authority having jurisdiction over any aspect of the activities contemplated by this Agreement, including, but not limited to, the United States Food and Drug Administration (“FDA”) and the European Medicines Agency (“EMA”).

1.38 “Specifications” means with respect to each Product, the material, technical specifications which are defined by Client and for the required quality and characteristics of the Product agreed between the Parties in writing in the Quality Agreement (as the same may be amended from time to time in accordance with this Agreement).

1.39 “Third Party” means any person or entity other than Client or WuXi Biologics, or either of their Affiliates.

1.40 “Working Day” means a day other than Saturday or Sunday or a day that is a public holiday in the jurisdiction in which Client is located as indicated in the Preamble, and the jurisdiction in which the Manufacturing Site is located.

1.41 Other Terms. The definition of other terms are set forth in the following sections of this Agreement.

ARTICLE 2

WUXI BIOLOGICS’ OBLIGATIONS

2.1 Obligation to Supply. With effect from the Effective Date and subject to Client’s obligations in Article 4 and Client’s obligations in Article 7, WuXi Biologics agrees to Manufacture and sell to Client Products as ordered by Client in consideration of Client paying the Price for the Products and reserve capacity at WuXi Biologics’ Manufacturing Site necessary to enable WuXi Biologics to Manufacture and supply Product in accordance with a Product Schedule and any binding portion of a Forecast.

2.2 Standards Applicable to the Manufacture of the Product. WuXi Biologics shall Manufacture the Products at the Manufacturing Site (a) in accordance with all material requirements of Current Good Manufacturing Practice, the Specifications, the Manufacturing License, the Quality Agreement, Client’s Labeling and all Applicable Laws relevant to the Manufacture of the Products and (b) with personnel that are knowledgeable, qualified and trained to perform the activities required to Manufacture the Products in accordance with the terms and conditions of this Agreement.

2.3 Use of Affiliates and Subcontractors. WuXi Biologics may not, without the prior written consent of Client, (which will not be unreasonably withheld, delayed, or conditioned) use Third Party sub-contractors to conduct any elements of Manufacturing the Products except WuXi Biologics’ Affiliate sub-contractors as specified per Schedule 4. For any subcontract authorized by Client, WuXi Biologics shall ensure that the subcontractor complies with the obligations and restrictions applicable to WuXi Biologics under this Agreement and shall further ensure that its subcontractor protects Client’s interests in Confidential Information, Client Background IP and Client Arising IP. WuXi Biologics (a) shall manage the performance of the subcontractor at its sole cost and expense and (b) shall remain responsible to Client for all acts and omissions of any subcontractor and the performance of those subcontracted Manufacturing activities just as though WuXi Biologics had performed them itself and for purposes of this Agreement such acts or omissions and the performance of those subcontracted Manufacturing services shall be deemed to be WuXi Biologics’ acts or omissions. WuXi Biologics shall be Client’s sole point of contact regarding the Manufacturing services, including with respect to payment.

2.4 Designated Vendors.

(a)
Approval of Designated Vendors. If Client elects, at its sole discretion, to require WuXi Biologics to procure Materials from Third Parties designated and approved by Client in writing (the “Designated Vendors”) which are not then under contract with WuXi Biologics, Client shall so advise WuXi Biologics in writing, and WuXi Biologics shall establish supply arrangements with such Designated Vendors (which supply arrangements shall comply with the terms of this Agreement, the Quality Agreement and any other related agreements) and the terms and conditions of such supply shall be subject to the approval of Client. WuXi Biologics shall use Commercially Reasonable Efforts to ensure that all contracts with Designated Vendors provide for indemnification of Client and WuXi Biologics by such Designated Vendors with respect to risks or liabilities created by such Designated Vendors.
(b)
Notification. WuXi Biologics shall promptly advise Client if it encounters or is advised of material supply problems by any of Client’s Designated Vendors, including written notice of material delays and/or delivery of non-conforming Materials; and WuXi Biologics shall use Commercially Reasonable Efforts for seeking to reduce and eliminate any supply problems from such Designated Vendors (and Client shall provide WuXi Biologics with reasonable assistance in connection therewith). For clarity, WuXi Biologics will not be responsible for Product delays caused by Client’s Designated Vendors, and may reasonably request that Client select a different Designated Vendor after repeated problems with any such Designated Vendor.
(c)
Certification and Assessment. WuXi Biologics may assess the Designated Vendors’ performance upon Client’s agreement [***] at Client’s cost, in accordance with the relevant standard operating procedures or as otherwise instructed by Client. Client may participate in any such assessment in its discretion.

2.5 Responsibility. Unless otherwise specified herein or expressly consented to in writing by Client, as between the Parties, WuXi Biologics shall be solely responsible for performance of all activities necessary for Client to be supplied with Product as contemplated hereunder including the ordering and purchasing of all of the Materials to enable WuXi Biologics to meet its Manufacturing and delivery obligations under this Agreement; provided, however, that to the extent the Parties agree that Client will be responsible for supplying any Materials, shipment of any such Client-supplied Materials by Client or Client’s Designated Vendors will be DDP (Incoterms 2020) or such other terms as may be agreed in writing between the Parties. WuXi Biologics shall promptly inform Client of the estimated quantity and dollar value of resin received and, upon reasonable request not more than [***], shall provide documentary evidence of resin receipts. In addition, upon request by Client, [***], WuXi Biologics shall inform Client of [***] in the manufacturing of Products approximately [***] after completion of each batch, in order that Client may properly accrue for all associated expenses.

2.6 Safety Stock. During the Term, upon payment from Client for the raw materials inventory, WuXi Biologics shall maintain at all times a safety stock of Materials sufficient to meet the applicable Volume Requirements (as defined in Section 4.2), unless otherwise agreed to in writing by Client in its sole discretion. WuXi Biologics shall notify Client immediately whenever the inventories of Materials become insufficient to Manufacture enough Product to meet the applicable Volume Requirements.

2.7 Governance. The Parties shall establish a Joint Steering Committee (“JSC”) to oversee and coordinate the overall conduct of the Manufacture of Product and monitor the status of each Purchase Order under this Agreement. Within [***] following the Effective Date, the Parties shall establish the JSC. The JSC shall be composed of two (2) representatives from each of Client and WuXi Biologics, each of which representatives shall be of the seniority and experience appropriate for service on the JSC. Each Party may replace any of its representatives on the JSC at any time with written notice to the other Party; provided that such replacement meets the standard described in the preceding sentence. The JSC shall meet by video or teleconference [***], unless the Parties otherwise agree. The JSC can meet to discuss and agree on the issues noted above in this Section, but the JSC cannot make decisions that conflict with the terms of this Agreement.

ARTICLE 3

INTELLECTUAL PROPERTY

3.1 Background IP. Each Party shall, at all times throughout and after the Term, remain the owner of any and all Intellectual Property that it owned (or was licensed to use) prior to the Effective Date and any and all Intellectual Property that it owns (or is licensed to use) after the Effective Date independent of this Agreement, and which Intellectual Property shall, for the purposes of this Agreement, be defined as “Background IP”. WuXi Biologics acknowledges that Intellectual Property relating to the Products shall remain vested solely and exclusively in Client or its relevant Affiliate. Client acknowledges that Intellectual Property relating to manufacturing processes, including testing and packaging, which are generally used at the Manufacturing Site and not specific to the Product (to the extent existing prior to the Effective Date, or developed independently of this Agreement at any time without the need to reference Client’s Confidential Information or Client Background IP), shall remain vested solely and exclusively in WuXi Biologics or its relevant Affiliate. For the purposes of this Agreement, Background IP vested in Client (or its Affiliates) shall be defined as “Client Background IP” and Background IP vested in WuXi Biologics (or its Affiliates) shall be defined as “WuXi Biologics Background IP”.

3.2 Arising IP. Neither WuXi Biologics, its Affiliates, nor any of their respective subcontractors shall acquire any rights of any kind whatsoever with respect to the Product by conducting Manufacturing activities hereunder. All rights to any Intellectual Property (whether or not patentable) created, developed, or conceived (whether or not reduced to practice) in the performance of work conducted under this Agreement by WuXi Biologics’ or its Affiliates’ employees, or independent contractors, either solely or jointly with employees, agents, consultants or other representatives of Client, including any development, improvement, modification, addition, adaptation, enhancement, derivative, variant or progeny to or of any Product, Client’s Confidential Information or Client Background IP will be owned (from the moment such Intellectual Property is created, developed or conceived) solely and exclusively by Client (“Client Arising IP”). WuXi Biologics hereby assigns all its right, title and interest in Client Arising IP to Client. Client agrees that Client Arising IP does not include any Intellectual Property (whether or not patentable) developed, conceived, or reduced to practice by WuXi Biologics, its Affiliates, or its subcontractors in the performance of this Agreement that (a) relates to experimental, testing, analytical, packaging methods, (b) relates to manufacturing processes developed at WuXi Biologics’ expense, or (c) constitutes developments, improvements, modifications, additions, adaptations, enhancements, derivatives, or variants to WuXi Biologics Background IP developed by WuXi Biologics through the performance of the Services, provided, that the foregoing (i) are made without the benefit of Client Background IP and/or Client’s Confidential Information, and (ii) could have been developed without performance of the Services (i.e., in the event that any unique aspects of the Services, Client’s Background IP and/or Client’s Confidential Information were not a “but for” cause of such derivative) (“WuXi Biologics Arising IP”).

3.3 Use of Intellectual Property.

(a)
WuXi Biologics will not use, or allow others to use, any Client Background IP or Client Arising IP for any purpose other than the Manufacture of the Products for Client under this Agreement. Client hereby grants WuXi Biologics and any Affiliates and subcontractors approved by Client a non-exclusive, fully paid-up, and royalty-free license for the Term to use the Client Background IP and Client Arising IP to the extent necessary to Manufacture the Products under this Agreement.

(b)
Client will not use, or allow others to use, any WuXi Biologics Background IP or WuXi Biologics Arising IP for any purpose other than as necessary for the commercialization, distribution, marketing, sale, import and export of the Products; provided that, except with respect to any WuXi Biologics Background IP or WuXi Biologics Arising IP, this permitted use of WuXi Biologics Background IP or WuXi Biologics Arising IP expressly excludes any products (including the Products) not manufactured under this Agreement. WuXi Biologics hereby grants to Client, Client’s Affiliates and Client’s subcontractors a world-wide, non-exclusive, fully paid-up royalty-free license under any WuXi Biologics Background IP and WuXi Biologics Arising IP (i) incorporated into the Products, or (ii) to the extent necessary for commercializing, distributing, marketing, selling, importing and exporting the Products; in either case (i) or (ii) only with respect to Products manufactured under this Agreement.
(c)
For the purposes of clarity, nothing in Section 3.3(b) is intended to limit the rights of Client to fully enjoy the rights granted in, and the benefits of, the Cell Line License Agreement during the term of that agreement.
(d)
WuXi Biologics will notify Client of any WuXi Biologics Background IP or WuXi Biologics Arising IP prior to including the same in (i) any process related to the Products or (ii) any deliverables to be provided under the Services, in each case that falls outside the rights granted to Client under this Section 3.3, so that the Parties can discuss in good faith whether such WuXi Biologics Background IP or WuXi Biologics Arising IP should be included in such Products or deliverables. As of the date hereof, except for the Cell Line License Agreement, no WuXi Biologics Background IP or WuXi Biologics Arising IP has been incorporated into either of (i) or (ii) of this Section 3.3(d) In the event that WuXi Biologics does not notify Client in accordance with this Section 3.3(d), Client shall be granted a non-exclusive, fully paid-up, royalty-free license to any such WuXi Biologics Background IP or WuXi Biologics Arising IP to the extent necessary for commercializing, distributing, marketing, selling, importing, manufacturing, and exporting the Products.

ARTICLE 4

FORECASTS AND ORDERS

4.1 Ordering for Calendar Years 2021 and 2022. For the Manufacture of Product to be initiated in calendar years 2021 and 2022, all Batches are in a binding forecast (based on vial thaw dates in the case of drug substance) on the Effective Date of this Agreement and are governed by and agreed to in a Product Schedule.

4.2 Forecast for Calendar Year 2023 and Beyond. Client shall provide to WuXi Biologics, on the first Working Day of each quarter (or on such other date or at such frequency, as the Parties may agree), an [***] forecast (based on vial thaw dates in the case of drug substance) that includes both binding and non-binding components. Included within this forecast, the first [***] (or such shorter period as may then remain under the Term) will be a binding forecast giving details of volume requirements for the Products required to be manufactured (the “Forecast Schedule”) when the Product is only drug substance. The remaining [***] (or such shorter period as may then remain under the Term) shall be non-binding when the Product is only drug substance. For clarity, the Forecast Schedule shall show estimates of required Product volumes (“Volume Requirements”), with the first [***] binding and remaining [***] non-binding for Product that is drug substance. When the Product is drug product, the time periods above will be modified such that the first [***] (or such shorter period as may then remain under the Term) will be binding, and the remaining [***] (or such shorter period as may then remain under the Term) will be non-binding. The first such Forecast Schedule in all cases shall be provided to WuXi Biologics on the Effective Date.

4.3 Required Purchases. The Volume Requirements in any binding period will constitute binding commitments on Client to purchase such specified volumes of Products.

4.4 Forecast Variation. Unless otherwise agreed in writing between the Parties or under Section 4.7, if the Volume Requirements specified in Client’s Purchase Orders are lower than the requirements set out in Section 4.3, [***], and Client and WuXi Biologics shall be deemed to agree to this change. If Client’s Purchase Orders are higher than the requirements set out in Section 4.3, WuXi Biologics shall use Commercially Reasonable Efforts to Manufacture Products to fill Client’s Purchase Orders above the Volume Requirements; provided that a failure to meet such overage shall not be considered a breach of this Agreement.

4.5 Purchase Orders. Client shall from time to time throughout the Term, issue purchase orders to WuXi Biologics, corresponding to at least the Volume Requirements in the binding forecast (each such order being referred to, once accepted by WuXi Biologics in accordance with Section 4.6, as a “Purchase Order”). Each Purchase Order shall, unless otherwise agreed between the Parties, specify the volumes of Product ordered and required delivery or dispatch date which shall be at least [***] after the effective date of the Purchase Order (the “Delivery Date”). The standard terms and conditions which shall apply to each Purchase Order are set forth in this Agreement, which terms may be mutually agreed upon with respect to any Purchase Order or additional Product Schedule. In all cases, this Agreement shall supersede a conflict between this Agreement and a Purchase Order or its relevant terms and conditions unless the Parties mutually agree otherwise.

4.6 WuXi Biologics’ Response to Purchase Orders. Purchase Orders shall be issued by Client under Section 4.5 in accordance with Section 4.9. WuXi Biologics shall respond to each such Purchase Order received from Client within [***] of receipt. Provided that the Volume Requirements for any Purchase Order comply with the requirements set out in Section 4.3 above, WuXi Biologics shall accept the Purchase Order and its response shall include confirmation of the quantity of Product and the Delivery Date, and such shall be binding upon WuXi Biologics.

4.7 Changes to Confirmed Purchase Orders. WuXi Biologics shall use Commercially Reasonable Efforts to satisfy an increase in Product quantity, or changes to delivery phasing or dates, requested in writing by Client in respect of any accepted Purchase Order, provided that Client shall reimburse all reasonable additional pre-agreed costs actually incurred by WuXi Biologics in the event it is able to meet such change (provided that WuXi Biologics informs Client of such estimated costs in advance and that it provides Client with reasonable documentation of the actual incurrence of such costs within [***] of such estimate). Failure to meet any increase in quantity or delivery dates modified after a Purchase Order is accepted shall not be considered a material breach of this Agreement. In the event Client wishes to reduce the quantities of Product in any Purchase Order or cancel or defer a Purchase Order, Client shall notify WuXi Biologics thereof and WuXi Biologics will notify Client if WuXi Biologics can, using Commercially Reasonable Efforts, fill Client’s slot with a Third Party’s reasonable comparable production (including scale, process, duration) and/or return, re-sell or reallocate raw materials or work in progress, as applicable. Following such notification, Client will confirm whether or not to reduce the quantities of Product in such Purchase Order or cancel or defer such Purchase Order, as applicable, and only after such confirmation from Client will WuXi Biologics reduce the quantities of Product and Client be responsible to pay the Price for the number of Batches ordered less any amounts attributable to the refilling of the slot and/or the return, resale or reallocation of the raw materials and work in progress.

4.8 Deposit. Pursuant to Section 4.1, for all Batches in [***] for the Manufacturing of Product, Client shall pay WuXi Biologics [***] of the Price [***] of the Effective Date and [***] of the Price [***] of the Effective Date based on the total number of Batches as a non-refundable deposit to secure capacity for such binding Batches in [***]. For Batches in 2023 and beyond, Client shall pay WuXi Biologics [***] of the Price for the total number of Batches for the [***] binding forecast for drug substance, or the [***] binding forecast for drug product, as a nonrefundable deposit to secure capacity for the binding forecast period when that binding forecast is provided to WuXi Biologics. The deposit will be creditable to the final payment(s) for the related binding Batch(es).

4.9 Addressees for Correspondence. All Forecast Schedules, Purchase Orders, written confirmation of Purchase Orders and other notices contemplated under this Agreement shall be sent to the attention of such Party as set forth in Section 23.9, or such persons as each Party may identify to the other in writing from time-to-time.

4.10 Affiliates of Client. Affiliates of Client may order Products included within the Volume Requirements directly from WuXi Biologics provided that Client shall be liable for the obligations of any of its Affiliates that order Products from WuXi Biologics under this Agreement. WuXi Biologics shall supply to such Affiliates the ordered Products in accordance with the terms and conditions of this Agreement.

ARTICLE 5

DELIVERY OF PRODUCT

5.1 Delivery of Products.

(a)
All materials to be provided by WuXi Biologics to Client will be delivered FCA (carrier named by Client) (Incoterms 2020), including Products and other deliverables produced under a Purchase Order, returned Client materials, returned records and returned Confidential Information. For the avoidance of doubt, FCA (carrier named by Client) means WuXi Biologics is responsible for handing over the materials, cleared for export, to a carrier named by Client. Client assumes all risk at such hand over and pays all further shipping costs.
(b)
The Products may be delivered by WuXi Biologics in an amount that is lower by up to [***] and up to [***] before or after the time specified in the relevant Purchase Order and any such variance shall not constitute a breach of this Agreement by WuXi Biologics. WuXi Biologics shall arrange for the delivery of Product to Client’s (or its agent’s) designated facilities as stated on the Purchase Order and in a manner consistent with good commercial practices, and in accordance with any agreed-upon shipping specifications.
(c)
WuXi Biologics will ensure full cGDP compliance, on temperature-controlled products. WuXi Biologics will ensure temperature monitoring for shipments to Client sites and shipment qualifications will be conducted in coordination with the Client, at Client’s expense, and otherwise as set forth in the Quality Agreement.

5.2 Title; Risk of Loss. Risk and title in the Products shall be transferred to Client as soon as the Products are delivered to a Third Party carrier in accordance with the Delivery Terms.

5.3 Accompanying Documentation. With each shipment of Product, WuXi Biologics shall provide Client with a Certificate of Compliance and with 1) a Certificate of Analysis (if lot release testing is performed by WuXi Biologics) or 2) a Certificate of Testing (if Client requests only selected lot release testing to be performed by WuXi Biologics), as applicable, duly signed or released by a Qualified Person in accordance with cGMP, that sets forth the analytical test results for each specified lot of Product delivered to Client hereunder and confirms that such Products have been manufactured in accordance with the Specifications unless otherwise requested by Client.

5.4 Retention of Samples. Provisions covering WuXi Biologics’ obligation to store and retain appropriate samples (identified by batch number) of Product that it supplies to Client, and access by Client to the same, will be set forth in the Quality Agreement.

5.5 Late Delivery. Without prejudice to the Client’s rights and WuXi Biologics’ obligations under this Agreement and Applicable Laws, in the event that WuXi Biologics is unable to fulfill its supply obligations under this Agreement for a reason other than a Force Majeure Event, it shall notify Client as soon as possible and the Parties will work together to agree to a mutually acceptable resolution. If conforming Product is not received by Client within [***] of the Delivery Date, then Client shall have the right to claim payment from WuXi Biologics of a late performance penalty equal to [***] of the Price of such delayed Product(s). The foregoing amounts may be deducted by Client against any invoices delivered to Client. WuXi Biologics shall not be subject to a late performance penalty under this Section 5.5 if late delivery was the result of (A) a Force Majeure Event; (B) non-WuXi Biologics’ Materials shortage; or (C) a delay or defect in Materials provided by Client or a Client Designated Vendor, in each case where WuXi Biologics has (i) used Commercially Reasonable Efforts to mitigate such shortage and (ii) promptly notified Client.

5.6 Termination for Late Delivery. Subject to Section 23.4, if conforming Product is not received by Client within [***] of the Delivery Date, then Client shall have the right to be fully reimbursed for the Price paid for the undelivered Products ordered under the applicable Purchase Order(s),less the cost of any non-cancellable raw materials ordered by WuXi Biologics for any such applicable Products to be reimbursed where such raw materials cannot be reasonably reallocated or re-used by WuXi Biologics. Without limiting the foregoing, if at least [***] of the quantity of Product in any calendar year is not received by Client within such calendar year, Client shall have the right to terminate this Agreement upon written notice to WuXi Biologics and such termination shall be considered a termination by Client pursuant to Section 19.2.

5.7 Manufacturing Problem. In the event that a Party becomes aware of any matter, circumstance or event (excluding any Force Majeure Event) which (a) would reasonably be expected to give rise to a material delay in the shipment of Product; (b) reasonably indicate that the quality standards set forth herein and in the Quality Agreement have been materially compromised or (iii) may reasonably give rise to a material breach hereunder or the right of Client to terminate this Agreement under Article 19 (each a “Manufacturing Problem”), such Party shall promptly give written notice of the Manufacturing Problem to the other Party. In the event WuXi Biologics becomes aware of a Manufacturing Problem, WuXi Biologics shall as soon as reasonably possible give written notice to Client of such Manufacturing Problem, the cause thereof, the anticipated length of such Manufacturing Problem, and the action to be taken to reduce, minimize or remove the adverse effects of any such Manufacturing Problem. Within [***] of receipt of the notice given pursuant to this Section 5.7, Client and WuXi Biologics shall discuss or meet with a view to agreeing to any actions necessary to minimize the risk of an interruption to supply or shortfall in quantities of Product occurs. For purposes of clarity, a Manufacturing Problem which shall give rise to the remedies set forth in this Section 5.7 includes, but is not limited to, (i) receipt by WuXi Biologics of a warning letter from a Regulatory Authority affecting a Product, or (ii) delivery of [***] or more consecutive Batches of Product which do not meet quality standards (including relevant compliance standards) for the Product as set forth under this Agreement, the Quality Agreement, cGMPs, the Specifications or Applicable Laws.

5.8 Key Performance Indicators. The Parties agree to measure WuXi Biologics’ performance through the establishment of the Key Performance Indicators (“KPIs”) set forth in Schedule 3. Client may request the establishment of reasonable additional mutually agreed KPIs, which shall then be appended to Schedule 3. The Parties shall agree upon the relative importance of the KPIs by classifying each KPI with a designation of “minor”, “major” or “critical”. The Parties shall agree in good faith by January of each year, (beginning with the second calendar year of this Agreement), the performance level objectives of WuXi Biologics for the following year. The performance level objectives shall be established for individual KPIs and for overall performance and on the basis of actual, past performance, and shall be expressed in measurable values. In addition, minimum acceptance levels shall be agreed upon for all critical KPIs and for overall performance. WuXi Biologics shall use all Commercially Reasonable Efforts to ensure that its performance does not fall below these minimum acceptance levels. Notwithstanding WuXi Biologics’ use of all Commercially Reasonable Efforts, if at any time WuXi Biologics’ overall performance or performance for critical KPIs falls below the established minimum acceptance levels, WuXi Biologics shall promptly take corrective action using Commercially Reasonable Efforts to cure such under-performance. WuXi Biologics’ level of performance in relation to the KPIs shall be reported on a [***] basis.

ARTICLE 6

PRICE

6.1 Supply Price. In consideration of the Manufacture of the Products, in accordance with Article 7, Client shall pay to WuXi Biologics the Price for the Products supplied under this Agreement less any amounts previously paid by Client for Materials pursuant to Section 2.6 to the extent such Materials are used in such Products.

6.2 Taxes. Client shall be responsible for all sales, use, value added, excise and similar taxes imposed by any government or governmental agency with respect to Client’s purchase of any Product under this Agreement, except for any such taxes based upon the general business operations, capital, property, corporate franchise, existence, or income of WuXi Biologics and any taxes or amounts in lieu thereof paid or payable by WuXi Biologics. All payments under this Agreement are deemed exclusive of VAT or any other indirect taxes; WuXi Biologics shall, if required under Applicable Laws and regulations, add VAT or any other indirect taxes to the Price at the prevailing rate under Applicable Laws and regulations.

6.3 Tax Withholding. The amounts payable by one Party (the “Payer”) to another Party (the “Payee”) pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by law. The Payee alone shall be responsible for paying any and all taxes (other than withholding taxes required to be paid by the Payer) levied on account of, or measured in whole or in part by reference to, any Payments it receives. The Payer shall deduct or withhold from the Payments any taxes that it is required by law to deduct or withhold. Notwithstanding the foregoing, if the Payee is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding tax, it shall promptly deliver to the Payer or the appropriate governmental body (with the assistance of the Payer to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the Payer of its obligation to withhold tax, and the Payer shall apply the reduced rate of withholding, or dispense with the withholding, as the case may be. If, in accordance with the foregoing, the Payer withholds any amount, it shall make timely payment to the proper taxing authority of the withheld amount, and send to the Payee reasonable proof of such payment within [***] following that payment. If taxes are paid to a tax authority, each Party will provide the other such assistance as is reasonably required to obtain a refund of taxes withheld, or obtain a credit with respect to taxes paid.

ARTICLE 7

INVOICE AND PAYMENT

7.1 Invoices. WuXi Biologics shall invoice Client for [***] of the Price for Products ordered under a Purchase Order upon commencement (based on vial thaw in the case of drug substance) of Manufacturing of Batches of such Products, and [***] of the Price for Products ordered under such Purchase Order upon WuXi Biologics’ issuance of a Certificate of Compliance with 1) a Certificate of Analysis (if lot release testing is performed by WuXi Biologics) or 2) a Certificate of Testing (if Client requests only selected lot release testing to be performed by WuXi Biologics), as applicable, for each applicable Batch. Each invoice shall specify the Price in respect of the Product delivered, the quantity of the Product delivered and the amount of sales, use, value added, excise or equivalent indirect tax, if relevant under Applicable Laws due in respect of the Product delivered, and the Purchase Order reference number. WuXi Biologics’ invoices shall comply with all Applicable Laws.

7.2 Payment of Invoices. Client shall pay undisputed invoices (including any undisputed portion thereof) issued by WuXi Biologics in United States Dollars (USD) within [***] from the receipt of any invoice under Section 7.1, by electronic transfer to the account nominated in writing by WuXi Biologics, except in case of any Defective Product rejected in accordance with Article 9 and then only as to the Price excluding any allegedly Defective Product. The term of payment starts once the delivery is accepted by Client or at the moment an Independent Expert finds any rejected Product not to be Defective, although payment will not be due for properly rejected Defective Product (including, for clarity, any Products with Latent Defects).

7.3 Late Payment. If Client is in Payment Default, WuXi Biologics may impose the Payment Default Rate against Client. In the event of Payment Default, WuXi Biologics will provide notice of late payment to Client. If Client does not make payment of all undisputed amounts within [***] of such notice, WuXi Biologics will have the right to temporarily suspend all Services and manufacture of Products under the applicable Product Schedule until such payment is made. If the Payment Default is not rectified within [***] after the undisputed payment was due, then it will be deemed an incurable material breach of this Agreement and WuXi Biologics may terminate the applicable Product Schedule or this entire Agreement under Section 19.5.

ARTICLE 8

QUALITY ASSURANCE

8.1 Validation and Stability Studies. WuXi Biologics shall perform validation and stability studies as agreed between the Parties in writing, or otherwise to the extent required by the Specifications for the Product(s), cGMP or Applicable Laws to Manufacture the Products at the Manufacturing Site.

8.2 Release Testing. Prior to release of the Products to finished goods inventory, WuXi Biologics shall test the Products in accordance with the testing procedures described in the Specifications.

8.3 Analytical Reference Standards. Client shall provide, without charge to WuXi Biologics, analytical reference standards for the Products. The reference standards shall be provided in quantities reasonably required for WuXi Biologics to perform its obligations relating to the Manufacture, stability testing or any other testing of the Products under this Agreement.

8.4 Technical and Quality Matters. The respective responsibilities of each Party in relation to technical and quality matters are or will be further set out in the Quality Agreement.

8.5 Man-in-Plant. WuXi Biologics agrees that, at Client’s option and sole expense, Client representatives may be present at the Manufacturing Site (including adequate temporary desk space and other reasonable resources available to these representatives at WuXi Biologics’ expense during the periods they are at the Manufacturing Site) during the Manufacturing of the Products for the purposes of inspecting, sampling, check weighing, and documenting Manufacturing of the Products and all associated records in connection therewith. Client representatives shall have reasonable access to (i) those portions of the Manufacturing Site where Product is Manufactured, subject to WuXi Biologics’ then-current SOPs; and (ii) full visibility and transparency to the activities being undertaken with respect to the Manufacture of

Product. Any Client employees who are present at the Manufacturing Site shall comply with WuXi Biologics’ site regulations and rules. The Client representative, if present, does not have responsibility for the supervision of WuXi Biologics’ personnel or the Manufacturing of the Products. However, if at any time the Client representative objectively and reasonably determines that WuXi Biologics is operating in a manner not compliant with the terms of this Agreement or Applicable Laws or cGMP, he/she may recommend that WuXi Biologics cease operations until such condition is remedied or otherwise recommend a modification to such operations to overcome such concern; provided that, in the event that WuXi Biologics does not follow and adhere to such recommendation, then WuXi Biologics shall indemnify the Client pursuant to Section 18.1 from any Third Party Claims occurring or resulting from such failure to follow and adhere to such recommendation.

ARTICLE 9

DEFECTIVE PRODUCTS

9.1 Acceptance, Rejection of Product. For a period of [***] after the delivery of Products (or, in the case of Latent Defects, a period of [***] after discovery of the Latent Defects discovered up to [***] after delivery of such Products), Client shall have the right to reject any allegedly Defective Products upon written notice to WuXi Biologics, such notice to include the reason(s) for the rejection and to be accompanied with any supporting documentation or other evidence. After the applicable time period set forth in this Section 9.1, all Product(s) will be deemed accepted by Client and materially compliant with all required Specifications, the Quality Agreement, cGMP, and Applicable Laws.

9.2 Defective Product. If Products are rejected in accordance with Section 9.1, WuXi Biologics shall be offered a reasonable opportunity (a) to offer proof or evidence as to why such Product should not be rejected, and (b) to inspect and/or test such Product. The Parties shall use Commercially Reasonable Efforts to agree whether or not the rejected Products are Defective.

9.3 Resolution of Dispute as to Whether a Product is Defective. If, within [***] of WuXi Biologics being notified pursuant to Section 9.1, the Parties fail to agree whether or not the rejected Products are Defective, the dispute shall be referred to and determined by an Independent Expert whose decision shall be final and binding on the Parties. The Independent Expert shall act as an expert and not as an arbitrator, and his or her fees shall be paid by the Party against whom the Independent Expert’s decision is made. If any rejected Products are found by the Independent Expert not to be Defective, Client shall pay for such Products in accordance with the payment provisions set out in this Agreement.

9.4 Remedies. After joint investigation, if the Parties agree, or if the Independent Expert finds, that the rejected Products are Defective:

(a)
if the root cause of the Defective Products is undetermined, both Parties will negotiate in good faith the cost and timing of the replacement Batch(es).
(b)
if the root cause of the Defective Products is not due to (A) Materials or drug substance (if the Defective Product is drug product) provided by Client or its Designated Vendors; or (B) use of Client’s manufacturing cell line and/or process provided or required by Client and not developed by WuXi Biologics, or a combination of the foregoing, Client may elect (x) for WuXi Biologics to replace such Defective Products with an equal quantity of Product that is not Defective, or (y) to receive a refund of the Price for such Defective Products less Materials and pass-through costs (and drug substance costs, if the Defective Products are drug products) within [***] from the agreement of the Parties or the decision of the Independent Expert regarding the root cause of the Defective Products or otherwise if any such Price was not paid during the dispute then WuXi Biologics will rescind any invoice previously issued for that Defective Product.
(i)
If Client elects to have WuXi Biologics replace the Defective Product and the Defective Product is drug substance, Client shall be responsible for [***] to WuXi Biologics, and WuXi Biologics shall replace such Defective Products as soon as reasonably possible at no additional cost to Client.
(ii)
If Client elects to have WuXi Biologics replace the Defective Product and the Defective Product is drug product, then Client shall provide Materials and sufficient drug substance at its own cost for the manufacturing of drug product replacement Batch(es). Notwithstanding the foregoing, if WuXi Biologics is the manufacturer of the drug substance used in the Defective drug product, and if Client requests WuXi Biologics to manufacture such drug substance for the drug product replacement Batch(es), then (x) if the Defect is not caused solely by the gross negligence or willful misconduct of WuXi Biologics, Client shall pay Batch service fee to manufacture the drug substance and the cost for all Materials and pass-through costs associated with the manufacturing of such drug substance, and (y) if the Defect is caused solely by the gross negligence or willful misconduct of WuXi Biologics, WuXi Biologics will use commercially reasonable efforts to prioritize reprocessing/running additional drug substance lot(s) needed to make replacement drug product, and Client shall pay WuXi Biologics [***] of Batch service fee to manufacture the drug substance and [***] of the cost for all Materials and pass-through costs associated with the manufacturing of such drug substance.
(c)
if the root cause of the Defective Products is due to (i) Materials or drug substance (if the Defective Product is drug product) provided by or on behalf of Client or its Designated Vendors, or (ii) use of Client’s manufacturing cell line and/or process provided or required by Client and not developed by WuXi Biologics), or a combination of the foregoing, then Client will be liable for paying for such Defective Products and replacement Batch(es).

ARTICLE 10

PRODUCT LICENSES

10.1 Product Licenses. Client shall, at its expense, obtain and maintain all necessary Product Licenses, and, subject to Section 10.2, hereby grants to WuXi Biologics under such Product Licenses any and all rights and permissions necessary to conduct the Services agreed-upon in connection with this Agreement. Client shall be responsible for responding to all requests for information related to such Product Licenses made by, and for making all legally required filings relating to such Product Licenses with, any Regulatory Authority having jurisdiction to make such requests or require such filings. If any Product License held by Client relating directly to the Products is hereafter suspended or revoked, Client shall promptly notify WuXi Biologics of the event and shall promptly inform WuXi Biologics of the impact on Client’s purchases of the affected Product and Client’s general intentions with respect to the affected Product. WuXi Biologics shall provide all documents reasonably requested by Client for obtaining and maintaining Product Licenses, as well as responding to any suspension or revocation thereof. WuXi Biologics, at Client’s cost, shall provide ongoing support reasonably requested by Client with respect to obtaining and maintaining Product Licenses.

10.2 WuXi Biologics Responsibility. WuXi Biologics shall, at its expense, obtain and maintain all necessary licenses and permits needed to perform its Manufacturing activities under this Agreement, including compliance with cGDP.

ARTICLE 11

CHANGES TO PRODUCT SPECIFICATIONS

11.1 Changes by WuXi Biologics. Notwithstanding anything herein to the contrary, WuXi Biologics shall not amend, change or supplement any of the following without the prior written consent of Client (which will not be unreasonably withheld, delayed, or conditions), except in accordance with the change control provisions set forth in the Quality Agreement: (a) the Specifications, (b) the Materials, (c) the source of Materials, (d) the specifications for Materials, (e) the Manufacturing Site or the equipment used in Manufacturing the Product, (f) the test methods used to test the Product or Materials, or (g) the process for Manufacturing the Products (each of the foregoing a “Technical Change”).

11.2 Required Manufacturing Changes. Each Party shall notify the other Party of any Technical Change which is required by cGMPs or Applicable Laws (a “Required Manufacturing Change”). Upon approval by Client, WuXi Biologics shall use Commercially Reasonable Efforts to promptly implement Required Manufacturing Changes in accordance with the change control provisions set forth in the Quality Agreement.

11.3 Discretionary Changes. In the event that either Party desires to propose any Technical Change not required by cGMPs or other Applicable Laws during the Term (a “Discretionary Manufacturing Change”), the Parties shall discuss such Discretionary Manufacturing Change and any Manufacturing issues identified by either Party in connection with implementing such change. In all cases, such Discretionary Manufacturing Change shall be made in accordance with the change control provisions set forth in the Quality Agreement. Notwithstanding the foregoing, in all cases, the Specifications may be amended or supplemented from time to time by Client, at Client’s cost, upon written notice to WuXi Biologics in accordance with any change control procedures in the Quality Agreement and at Client’s costs.

11.4 Cost of Technical Changes.

(a)
WuXi Biologics shall bear the costs of implementing Discretionary Manufacturing Changes proposed by WuXi Biologics that do not benefit Client;
(b)
Client shall reimburse WuXi Biologics for its reasonable costs of implementing Discretionary Manufacturing Changes (i) proposed by Client; and (ii) proposed by WuXi Biologics that benefit Client, once Client approves thereof; and in connection therewith, the Parties shall discuss in good faith and agree to the amount of such costs prior to the commencement of such activities; or
(c)
Client shall be responsible for reimbursing WuXi Biologics for a proportionate share of the reasonable costs based on the relative benefits of any Required Manufacturing Change with respect to the Product hereunder as compared to the benefits of such change to other products manufactured at the Manufacturing Site (taking into account the remaining duration of the Term), and in the event that the Parties disagree as to such proportionate share, the matter shall be resolved in accordance with Article 22; provided that the Parties shall discuss in good faith and agree to the amount of such costs to be reimbursed prior to the commencement of such activities. Without limiting the foregoing, if the Required Manufacturing Change relates to the general operations, procedures, and equipment not dedicated to Client’s Product(s) at the Manufacturing Site, WuXi Biologics will bear the cost. If the Required Manufacturing Change relates solely to the Product, Product Specifications, or the process of Manufacturing such Product, Client will bear the cost.

11.5 Technical Change Implementation. All Technical Changes (including Required Manufacturing Changes and Discretionary Manufacturing Changes) shall be implemented in accordance with Applicable Laws, cGMP and the Quality Agreement. Prior to implementation of any Technical

Change, the Parties shall ensure that any implications on the quality of the Products has been considered and recorded, and the change is approved by the relevant Regulatory Authorities. WuXi Biologics shall provide Client with technical assistance, including through the provision of supporting documentation in order to permit Client to amend and file any relevant document required to be filed with a Regulatory Authority.

ARTICLE 12

LABELING

12.1 Labeling. Client shall provide WuXi Biologics with any labeling which Client requires to be included on the packaging for the Products (the “Client’s Labeling”). All Client’s Labeling shall be timely provided by Client to WuXi Biologics, in WuXi Biologics’ reasonable discretion unless otherwise specified in a Purchase Order, and in a form appropriate for Manufacture of the Products in accordance with cGMP, the Specifications and Applicable Laws.

12.2 Responsibility for and Changes to Labeling. Client shall be responsible for the design of Client’s Labeling and for ensuring that such labeling is accurate and complies with all Applicable Laws. In the event that Client requests a change to Client’s Labeling for any Product the Parties will mutually agree on the timing for the introduction of any such change. Client shall be responsible for obtaining approval from applicable Regulatory Authorities for any such change and shall bear all reasonable costs arising therefrom, including in respect of any write-off of Materials and work in progress; provided that the Parties shall use Commercially Reasonable Efforts to limit such costs. For clarity, this Section 12.2 shall be subject to provisions in the Quality Agreement covering the subject matter herein.

ARTICLE 13

REGULATORY COMPLIANCE

13.1 Maintenance of Permits. WuXi Biologics shall maintain all Manufacturing Licenses and other regulatory and governmental permits, licenses and approvals that may be necessary to Manufacture and supply Products.

13.2 Notification of Adverse Manufacturing Activities. WuXi Biologics shall advise (as soon as reasonably practical after becoming aware of such information) Client of any information arising out of its Manufacturing activities that has adverse regulatory compliance and/or reporting consequences concerning the Products. The Parties shall meet as soon as reasonably possible after such notification in order to resolve such adverse regulatory compliance and/or reporting consequences.

13.3 Activities at the Manufacturing Site and Machinery Used to Manufacture Products. WuXi Biologics shall not carry out any other activities at the Manufacturing Site that may prejudice the quality, safety or efficacy of the Products. WuXi Biologics agrees to disclose to Client as soon as reasonably practical after becoming aware of such information (and not less than [***] after identification), subject to WuXi Biologics’ confidentiality obligations to its other customers, the nature of any relevant products manufactured or packaged by WuXi Biologics for itself or Third Parties which use the same machinery as that used by WuXi Biologics for the Manufacture of the Products under this Agreement in order that WuXi Biologics and Client may identify any potential effects on quality, safety or efficacy of the Products which may result.

13.4 Storage and Warehousing. WuXi Biologics shall at all times store and warehouse all Materials and Products in premises that are secure, clean, compliant with the Specifications, Manufacturing Licenses and the Quality Agreement and such Materials and Products shall be physically separated from all other materials and products in WuXi Biologics’ possession. WuXi Biologics shall operate a warehousing system which identifies all Materials and Products according to type and status if appropriate. WuXi Biologics shall comply with any requirements of Client relating to the security of controlled drug substances.

(a)
Client shall arrange for shipment and a carrier named by Client shall take delivery of such Products from WuXi Biologics’ storage site at Client’s own expense within [***] after the release of the Products at no charge for storage costs at the storage site. Client shall be charged a monthly storage fee if the carrier does not take delivery within the [***], and Client is responsible for purchasing insurance for the stored Products and Products transferred to the carrier. WuXi Biologics shall be responsible for the safe storage and handling of the Product until delivery to Client in accordance with the Delivery Terms. Client agrees that the commercial value and/or cost of replacement or remanufacture of any Products provided to WuXi Biologics for storage is a matter that, as between Client and WuXi Biologics, is within the sole and exclusive knowledge of Client. Client agrees that it is responsible to insure such items against damage or loss and shall purchase appropriate insurance to cover its Products stored in WuXi Biologics’ facilities. Client further agrees and acknowledges that under no circumstances shall WuXi Biologics be liable for loss or damage to any such items, in an amount that exceeds the aggregate fees paid to WuXi Biologics for storage services of such items. Transportation of Product by WuXi Biologics on behalf of Client shall be made at the sole risk and expense of Client, notwithstanding the use of any INCOTERMS delivery term on any waybill or other documentation relating to the transportation. WuXi Biologics shall not be liable for the actions or omission of any delivery services or carriers or freight forwarders.
(b)
Client shall have the right to purchase Materials (including but not limited to stoppers and vials) in excess of WuXi Biologics’ needs for Manufacturing the Products subject to a Purchase Order and have WuXi Biologics store such excessive Materials to a reasonable extent during the Manufacture of Products under this Agreement and the related Product Schedule(s) or Purchase Order(s) (as mutually agreed by the Parties) at WuXi Biologics’ storage site in the same way and extent as Materials needed for Manufacturing the Products subject to a Purchase Order. The title to and risk of loss of such excessive Materials shall remain with Client and Client shall have the rights, at its sole costs and expenses, to remove such excessive Materials from WuXi Biologics’ storage site.

13.5 Requests from and Inspections by Regulatory Authorities. Provisions covering correspondence, interaction with and provision of information to Regulatory Authorities, including inspections, are or will be set forth in the Quality Agreement.

13.6 Debarment and Exclusion. Each Party represents and warrants that neither it, its subcontractors (including approved Affiliates), nor any individual, corporation, partnership or association engaged in connection with activities under this Agreement, has ever been, is currently, nor during the Term hereunder, shall become:

(a)
disqualified or debarred by the FDA or other competent authorities for any purpose pursuant to Applicable Laws (including but not limited to United States law, including but not limited to the statutory debarment provisions at 21 U.S.C. § 335a(a) or (b));
(b)
charged or convicted for conduct relating to the development or approval of, or otherwise relating to the regulation of, any drug product under any Applicable Laws; or
(c)
excluded or threatened with exclusion under state or federal laws, including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001, or assessed or threatened with assessment of civil money penalties pursuant to 42 U.S.C. Part 1003.

Each Party agrees to notify the other Party immediately, in the event that such Party or any of its officers, directors, employees, agents, or parties under contract to perform and work under this Agreement (i) becomes debarred, excluded or convicted, or (ii) receives notice of action with respect to its debarment, exclusion or conviction during the Term. Each Party hereby certifies that it has not utilized, and shall not utilize, in any capacity the services of any individual, corporation, partnership or association in the development of the Product or performance of activities related to this Agreement that has been (A) debarred, or to its knowledge has received notice of action with respect to debarment, under the Generic Drug Enforcement Act of 1992, 21 United States Code §335a(a) and (b), as amended or any foreign equivalent thereof, (B) excluded pursuant to 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001 or to its knowledge has received notice of exclusion or any foreign equivalent thereof or (C) otherwise convicted pursuant to (ii) above, or to its knowledge has received notice of conviction or any foreign equivalent thereof. In the event that either Party receives any notice of actions set forth in this Section 13.6 (with regard to the Party only, but not including an individual employee, officer, director, agent or subcontractor thereof), without limiting any other rights or remedies of the other Party, the other Party shall have the right to terminate this Agreement immediately pursuant to the provisions of this Agreement. Any termination by a Party pursuant to this Section 13.6 shall be deemed to be a termination by that Party for material breach of this Agreement by the other Party pursuant to Section 19.2.

13.7 Handling of Materials; Wastes. WuXi Biologics shall inform its employees, contractors and other personnel of any known or reasonably ascertainable chemical hazards associated with the Products or any wastes (including, Hazardous Materials) generated through performance of the Manufacturing of the Products, and to provide such persons with reasonable training in the proper methods of handling and disposing of such items. In addition, WuXi Biologics shall handle, accumulate, label, package, ship and dispose of all wastes (including, Hazardous Materials) generated through performance of the Manufacturing of the Products in accordance with all Applicable Laws.

13.8 Documentation for Regulatory Authority Requirements. WuXi Biologics shall maintain in accordance with and for the period specified in the Quality Agreement (unless cGMP or Applicable Laws require a longer period), complete and accurate records relating to the Manufacture of the Products as it may be required to hold under such Applicable Laws. WuXi Biologics shall provide Client with such documentation promptly upon Client’s request.

13.9 Assistance with Regulatory Filing. WuXi Biologics shall prepare and provide to Client, at agreed upon cost to Client, a report in English describing the Manufacturing processes for the Products (including, without limitation, any changes to the analytical methods) for Client’s use in updating the CMC section of the applicable IND and/or NDA/BLA.

ARTICLE 14

PRODUCT COMPLAINTS AND ADVERSE EVENTS

14.1 Product Complaints, Adverse Events and Product Events. Provisions covering complaints or Adverse Events are set forth in the Quality Agreement. Provisions covering voluntary and involuntary recalls, product withdrawals, field corrections, field alerts, or other related actions (“Product Event”) of the Product are set forth in the Quality Agreement.

14.2 Expenses Resulting from a Product Event. In the event that a Regulatory Authority requires, or Client decides to, initiate a Product Event with respect to a Product manufactured by WuXi Biologics under this Agreement, Client shall promptly notify WuXi Biologics. WuXi Biologics shall use Commercially Reasonable Efforts at Client’s expense to fully cooperate with Client in implementing the foregoing as Client or the Regulatory Authority may require. Notwithstanding the foregoing, to the extent a Product Event is primarily caused by, or otherwise arises primarily from, a Defect, WuXi Biologics shall be responsible for all costs and expenses arising from such Product Event. The Client agrees that it is otherwise responsible for all costs and expenses arising from such Product Event.

ARTICLE 15

CONFIDENTIALITY AND DATA PROTECTION

15.1 Non-Use, Non-Disclosure. WuXi Biologics shall use the Confidential Information of Client only for the purpose of Manufacturing the Products hereunder. WuXi Biologics shall not, at any time (whether during this Agreement or after its termination) (a) use the Confidential Information of Client for WuXi Biologics’ own or any Third Party’s benefit or purposes, or (b), except as otherwise provided for herein, disclose, publish or make available all or any portion of the Confidential Information of Client to any Third Party, in each case of (a) and (b) without the prior written consent of Client. Client Background IP and Client Arising IP shall be considered the Confidential Information of Client.

15.2 Standard of Care. Manufacturing performed under this Agreement shall take place in a secure area, and access to such area shall be obtained by key or keycard and access shall be limited on a need-to-access basis. In addition and without limiting the foregoing, WuXi Biologics shall maintain security practices (which include appropriate administrative, physical and technical safeguards, including underlying operating system and network security controls) designed to meet or exceed generally accepted industry practice (meaning those reasonably expected of a diligent provider providing services similar to WuXi Biologics when in possession of highly sensitive information belonging to its clients) and are designed to ensure the security, confidentiality and integrity of Confidential Information of Client). Such security practices shall include: (a) the security systems, computers and technologies, including firewalls and encryption, including the use of encryption and other secure technologies in connection with any and all Confidential Information of Client collected, stored and/or transmitted by WuXi Biologics, (b) physical security procedures, including regular monitoring of all secure areas, (c) all places where Confidential Information of Client is stored shall have restricted keycard, or restricted lock access, (d) restriction of use and copying of Confidential Information of Client on a “need-to-know” basis (i.e., solely for the purposes of the Services or performing WuXi Biologics’ obligations under this Agreement) will be in effect and permitted only at authorized locations, (e) the transport and storage of Confidential Information of Client are conducted in a secure manner, (f) industry accepted password procedures, (g) regular and random monitoring of WuXi Biologics personnel providing services in connection with this Agreement, and (h) strict control of the access to Confidential Information of Client. WuXi Biologics at all times shall be aware of the location and the number of all copies of Confidential Information of Client under its Control.

15.3 Required Disclosures. The obligations of confidentiality, non-disclosure and non-use hereunder shall continue until the relevant Confidential Information falls within the exceptions provided for in Section 15.4 hereof. Notwithstanding the foregoing, each Party shall be entitled to disclose the Confidential Information solely to the extent required by Applicable Law or order of a competent Governmental Authority on the condition that such Party provides the other Party with written notice that the other Party’s Confidential Information is required to be disclosed sufficiently in advance of the disclosure so as to provide the other Party with reasonable opportunity to seek to prevent the disclosure of, to limit the scope of disclosure of, or to obtain a protective order for, the Confidential Information potentially required to be disclosed; and provided further that each Party makes any such required disclosures in consultation with the other Party.

15.4 Exclusions to Confidentiality. Information will not fall within the definition of Confidential Information and will not be confidential, and neither Party shall have any obligation hereunder with respect to any such information that (a) is, at the time of disclosure or becomes after disclosure, general or public knowledge through no breach of this Agreement by the receiving Party; (b) was, at the time of disclosure by the disclosing Party, already known by the receiving Party, as established by written record; (c) is received by the receiving Party from a Third Party having the right to disclose same and who is not bound by a confidentiality agreement in favor of the disclosing Party; or (d) was developed by or on behalf of the receiving Party independent of and without reference to the disclosing Party’s Confidential Information, as established by written record.

15.5 Notification. In the event a Party becomes aware or has knowledge of any unauthorized use or disclosure of Confidential Information of the other Party, such Party shall promptly notify the other Party of such unauthorized use or disclosure and, thereafter, shall take all reasonable steps to assist the other Party in attempting to regain control of such Confidential Information if possible, and to minimize any potential or actual damages or losses resulting from such unauthorized use or disclosure.

15.6 Return. Upon receipt of a written request from either Party, or upon expiration or termination of this Agreement, each Party shall promptly return to the other Party all Confidential Information, including all reproductions and copies thereof together with all internal material and documents generated by the receiving Party containing Confidential Information, and all references thereto, of the other Party who disclosed it, and each Party shall delete all such Confidential Information and references thereto stored electronically (provided that neither Party shall be required to delete Confidential Information and references contained in any routine system back-ups, nor to delete any Confidential Information for the duration required for a Party to complete its obligations under Article 20). Notwithstanding the above, each Party may retain a single copy of any Confidential Information of the other Party as is reasonably necessary for regulatory or insurance purposes, subject to each Party’s obligations of confidentiality under this Agreement.

15.7 WuXi Biologics Confidential Information. Client acknowledges it may receive Confidential Information from WuXi Biologics. Client shall not use, and shall treat, such Confidential Information of WuXi Biologics in the same confidential manner as WuXi Biologics is obliged to treat Confidential Information of Client, mutatis mutandis, provided that (a) in lieu of Section 15.2, Client shall be obligated to use reasonable care not less than the care used to protect its own Confidential Information and (b) with respect to Section 15.3, Client may additionally disclose Confidential Information of WuXi Biologics as is required by Regulatory Authorities, or as is necessary to be included in regulatory filings or Product Licenses as required by a Regulatory Authority (e.g., Drug Master Files).

15.8 Public Announcements. Neither Party shall make any press or other public announcement concerning any aspect of this Agreement unless the text of such announcement is first approved in writing by the Parties, unless otherwise required by Applicable Law to make such public announcement.

ARTICLE 16

AUDIT AND INSPECTION RIGHTS

16.1 Regulatory Inspections. WuXi Biologics will permit audit and/or inspections by Regulatory Authorities of any applicable country related to the Manufacturing of the applicable Product, and will permit Client or its agents to be present and participate in any visit or inspection by any Regulatory Authority of the Manufacturing Site (to the extent it relates in any way to any Product) or the Manufacturing process. Each Party agrees to provide the other Party as much advance notice as possible if notified in advance of any such visit or inspection. Each Party will provide the other Party with a copy of any report or other written communication received from such Regulatory Authority in connection with such visit or inspection, and any written communication received from any Regulatory Authority relating to any Product, the Manufacturing Site (if it relates to or affects the development and/or Manufacture of Product) or the Manufacturing process, within [***] after receipt, and will consult with, and require approval from, the other Party before responding to each such communication. Each Party will provide the other Party with a copy of its final responses within [***] after submission. For avoidance of doubt, Client will pay WuXi

Biologics a reasonable [***] fee to cover the cost of regulatory inspection or audits exceeding [***] audit per year from Client.

16.2 Additional Provisions. Additional provisions covering inspections and audits of WuXi Biologics, including with respect to the Manufacturing Site, whether by Client or a Regulatory Authority, are or will be set forth in the Quality Agreement.

ARTICLE 17

WARRANTIES

17.1 Mutual Representations and Warranties. Client and WuXi Biologics each represent and warrant to the other that:

(a)
Organization and Authority. It has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement;
(b)
No Conflicts or Violations. The execution and delivery of this Agreement and the performance of the obligations hereunder (i) do not conflict with or violate any requirement of Applicable Laws existing as of the Effective Date and applicable to it and (ii) do not conflict with, violate, breach or constitute a default under, and are not prohibited or materially restricted by, any contractual obligations existing as of the Effective Date; and
(c)
Valid Execution. It is duly authorized, by all requisite corporate action, to execute and deliver this Agreement and the execution, delivery and performance of this Agreement does not require any shareholder action or approval or the approval or consent of any Third Party, and the person executing this Agreement on behalf of it is duly authorized to do so by all requisite corporate action.

17.2 WuXi Biologics Representations, Warranties and Covenants for the Product. WuXi Biologics represents, warrants and covenants to Client that:

(a)
Conformance with Specifications. Except with respect to occurrences that affect or alter the Product after it has been delivered in accordance with the Delivery Terms, the Product supplied under this Agreement shall conform to the Specifications;
(b)
Conformance with Labeling Instructions and Free from Defects. All Product shall be Manufactured in accordance with Client’s Labeling, shall be free from material defects in the Materials and workmanship of the Product and shall not be adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act (the “Act”) or any equivalent law in another jurisdiction;
(c)
Manufacture of the Product. The Product shall be Manufactured in accordance with cGMP, the Manufacturing License, Applicable Laws and the Quality Agreement;
(d)
Shelf-Life. All Product shipped shall have a shelf-life at the date of release of the Products from the Manufacturing Site under Section 13.4 of at least the minimum shelf life to be agreed in writing between the Parties;
(e)
Provision of Information. It has provided and shall provide to Client all pertinent information in its possession relative to physical, environmental and human health hazards involving the Product;

(f)
Good Title, No Encumbrances. It will convey good title to the Product supplied under this Agreement, free from any lawful security, interest, lien or encumbrances;
(g)
Right to WuXi Biologics Background IP. It has the title and/or right to any and all WuXi Biologics Background IP used to Manufacture the Product in accordance with this Agreement; and the Manufacture of the Product by WuXi Biologics or its Affiliates as of the Effective Date does not infringe the Intellectual Property or any other rights of any Third Party, provided that any infringement is not due in any way to Materials provided by Client or its Designated Vendors, or any manufacturing process specified by Client;
(h)
Bribery. It will neither offer to give nor give money or gifts to Client employees or members of their families in exchange for business from Client. In addition, it will not take or permit any action, including paying or transferring anything of value, directly or indirectly, to any official or other person to influence any decision to obtain or retain business or gain an advantage in the conduct of business, or to induce such official or other person to perform a function in violation of any Applicable Laws, that will either constitute a violation under, or cause Client to be in violation of, the provisions of the Foreign Corrupt Practices Act or applicable local bribery and corruption Applicable Laws.

17.3 Client Representations, Warranties, and Covenants. Client represents, warrants, and covenants to WuXi Biologics that:

(a)
Product Licenses. It holds all necessary Product Licenses with respect to the Products.
(b)
Right to Client Background IP. It has the title and/or right to any and all Client Background IP licensed to WuXi Biologics in accordance with this Agreement for the Manufacture of the Products, and further has the title and/or right to grant WuXi Biologics the right to use such Intellectual Property in accordance with the terms of this Agreement. The use by WuXi Biologics or its Affiliates of Client Background IP in strict accordance with this Agreement (including all Specifications and Materials provided by or on behalf of Client) will not infringe the Intellectual Property or any other rights of any Third Party.

ARTICLE 18

INDEMNITY

18.1 Indemnification by WuXi Biologics. WuXi Biologics shall protect, defend, indemnify and hold harmless Client, its Affiliates and its and their directors, officers, shareholders, employees and agents, and their respective successors and permitted assigns, from any and all Losses from any Third Party claims, proceedings, actions or causes of actions (“Third Party Claims”) which directly or indirectly arise out of or relate to (a) the failure of Product to meet the warranties set forth in Section 17.2, (b) any other breach by WuXi Biologics of any of its representations, warranties, covenants, agreements or obligations under this Agreement, or (c) the gross negligence or willful misconduct of WuXi Biologics (or its Affiliates or contractors) in the performance of its obligations hereunder; in each case except to the extent such Losses result from the matters contemplated in Section 18.2(b) or (c) below.

18.2 Indemnification by Client. Client shall protect, defend, indemnify and hold harmless WuXi Biologics, its Affiliates and its and their directors, officers, shareholders, employees and agents, and their respective successors and permitted assigns, from any and all Losses from any Third Party Claims which directly or indirectly arise out of or relate to (a) death, injury, or other product liability arising from or related to Products manufactured according to the Specifications, Quality Agreement and cGMP, (b) a breach by Client of any of its representations, warranties, covenants, agreements or obligations under this

Agreement, or (c) the gross negligence or willful misconduct of Client (or its Affiliates) in the performance of its obligations hereunder or otherwise in commercializing the Products, in each case, except to the extent such Losses result from matters contemplated in Section 18.1 above.

18.3 No Consequential Damages. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 18.1 AND SECTION 18.2, AS APPLICABLE, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, IN EACH CASE WHETHER OR NOT FORESEEN, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN, OR ANY BREACH HEREOF. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY FROM SEEKING OR OBTAINING ANY REMEDY AVAILABLE UNDER APPLICABLE LAW, INCLUDING EQUITABLE REMEDIES, FOR ANY BREACH OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 15.

18.4 Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party’s right to receive indemnification under this Article 18, it shall: (a) promptly notify the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) cooperate, and cause the individual indemnitees to cooperate, with the indemnifying Party in the defense, settlement or compromise of such claim or suit; and (c) permit the indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or any indemnitee without the prior written consent (which consent will not be unreasonably withheld, delayed, or conditioned) of the indemnified Party. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using Commercially Reasonable Efforts to provide or make available documents, information and witnesses. The indemnifying Party shall have no liability under this Article 18 with respect to claims or suits settled or compromised without its prior written consent.

18.5 Limitation of Liability. Except with respect to: (a) a Party’s indemnification obligation regarding Third Party Claims under Section 18.1 or 18.2 (as applicable), (b) any breach by either Party of its confidentiality and non-use obligations under Article 15, (c) any cases involving personal injury, death, willful misconduct or gross negligence, (d) undisputed invoices under Article 7, or (e) WuXi Biologics’ payment obligations to Client under Section 5.6 and Section 9.4 (as and when applicable) pursuant to WuXi Biologics’ Manufacturing and supply obligations under Section 2.1, in no event shall either Party’s liability under this Agreement exceed the lesser of: (i) [***] of all amounts paid or payable to WuXi Biologics for the Services or Products under the applicable Product Schedule of this Agreement in the [***] preceding the event or omission giving rise to such claim; or (ii) [***].

18.6 Insurance. During the Term and for a tail duration after the Term, each Party shall obtain and maintain, at its sole cost and expense, insurance (including any self-insured arrangements) in types and amounts that are reasonable and customary in the pharmaceutical and biotechnology industry for companies engaged in comparable activities in the jurisdiction where such activities are being performed. Without prejudice to the foregoing, each Party shall maintain a minimum product liability insurance coverage of [***]. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party will, except to the extent self-insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Article 18.

ARTICLE 19

TERM AND TERMINATION

19.1 Term. This Agreement shall enter into effect on the date after both Parties sign this Agreement and will be valid for an initial period of [***] (the “Initial Term”), and thereafter shall automatically renew for further successive periods of [***] each (the “Renewal Term” and together with the Initial Term, the “Term”), unless terminated earlier as provided for elsewhere in this Agreement. If either Party does not wish to renew this Agreement, notice must be provided [***] before the Initial Term or a Renewal Term expire (unless otherwise mutually agreed) to account for the binding forecasts provided under this Agreement and to provide for an orderly wind-down.

19.2 Termination for Breach. If either Party to this Agreement shall have breached or defaulted in the performance of any of its material obligations (other than the payment of money) and does not remedy the material breach within [***] of notice from the other Party to do so (if capable of remedy) the non-breaching Party may terminate this Agreement immediately by written notice to the Party in breach.

19.3 Termination for Force Majeure Event. Notwithstanding anything to the contrary contained in this Agreement, in the event a Force Majeure Event shall have occurred and be continuing for [***], the Party not suffering such Force Majeure Event shall be entitled to terminate a Product Schedule or this entire Agreement effective immediately upon written notice to the Party suffering such Force Majeure Event related to the applicable Product Schedule or the entire Agreement. The Parties will discuss in good faith at such time if any reimbursements, credits to other ongoing Product Schedules, or other reimbursements or payments should be made by or between each Party.

19.4 Termination for Reasons of Insolvency or Termination of Business Activities. Either Party shall be entitled to terminate this Agreement if the other Party becomes insolvent or is the subject of a petition in bankruptcy whether voluntary or involuntary or of any other proceeding under bankruptcy, insolvency or similar laws, makes an assignment for the benefit of creditors, is named in such a petition, or its property is subject to a suit for the appointment of a receiver, or is dissolved or liquidated. Such termination right may be exercised without the need for advance written notice, which will be provided no later than [***] following such termination.

19.5 Termination for Payment Default by a Party. If any undisputed payment under this Agreement including Article 7 is overdue, then the non-paying Party owing such payment is in default, which default shall be deemed a material breach under this Agreement, and the other Party will have the right to immediately terminate by written notice to the non-paying Party the applicable Product Schedule or the entire Agreement if the non-paying Party has not remedied the material breach within [***] of notice from the other Party.

ARTICLE 20

EFFECTS OF TERMINATION

20.1 Termination Due to WuXi Biologics Breach or Insolvency. Upon termination of this Agreement by Client pursuant to Section 19.2 or Section 19.4, Client shall, by written notice to WuXi Biologics: (a) request WuXi Biologics to execute outstanding Purchase Orders, and provided that the Products delivered to Client comply with the terms of this Agreement, Client shall pay WuXi Biologics in accordance with the terms of this Agreement, or (b) cancel outstanding Purchase Orders without any liability to Client. WuXi Biologics shall promptly provide Client or any Third Parties designated by Client with all Materials paid for by Client, and, if it can be achieved in compliance with cGMP and all Applicable Laws, any work in progress paid for by Client.

20.2 Ongoing Supply Obligations. In the event of expiration or termination of this Agreement pursuant to Article 19 hereunder, except if this Agreement is terminated by WuXi Biologics pursuant to Section 19.2 or Section 19.4, WuXi Biologics shall continue to supply Client with the Products subject to an accepted Purchase Order after the expiration date or termination date of this Agreement, if Client has not identified and fully registered with the competent Regulatory Authorities a new supplier of the Products. Such obligation of WuXi Biologics shall continue until the earlier of (a) successful completion of the technical transfer pursuant to Section 20.5, and (b) notification by Client to WuXi Biologics that it has identified and duly registered with the competent Regulatory Authorities a new supplier of the Products.

20.3 Accrued Rights and Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration. Such termination or expiration shall not relieve any Party from obligations which are expressly or by implication intended to survive termination or expiration of this Agreement and shall not affect or prejudice any provision of this Agreement which is expressly or by implication provided to come into effect on, or continue in effect after, such termination or expiration. For the avoidance of doubt, the following Sections and Articles shall survive any termination or expiration of this Agreement: 1 (to the extent needed for interpretation of other surviving provisions), 3, 6.2, 6.3, 9, 13.8, 14, 15, 16, 17, 18, 20, 22, and 23.

20.4 Regulatory Assistance. Except in the event that WuXi Biologics terminates this Agreement under Section 19.2 (Termination for Breach) or 19.4 (Termination for Reasons of Insolvency or Termination of Business Activities), after expiration or termination of this Agreement, WuXi Biologics agrees to provide Client with reasonable support in relation to any investigation required by any Regulatory Authority with respect to Manufacture of the Products carried out at the Manufacturing Site during the Term, provided that Client shall reimburse WuXi Biologics for its reasonable costs in providing such assistance.

20.5 Technical Transfer Assistance. During the Term of this Agreement and for a period of [***] following expiration or termination of this Agreement upon termination by Client under Section 19.2 or Section 19.4, WuXi Biologics will provide, upon the request of Client, its full support and cooperation in transferring the then-current Manufacturing process to an alternative site, designated by Client. WuXi Biologics shall be entitled to charge Client for its reasonable personnel and out-of-pocket costs in supporting the technical transfer of the Products, at its then-current charge-out rates for similar activities based on a written and accepted quotation. Additionally, in connection with the technical transfer assistance provided pursuant to this Section 20.5, WuXi Biologics shall, upon receiving corresponding payment and licenses, grant to Client and its Affiliates and designees a perpetual, fully-paid, non-exclusive license under any WuXi Biologics Background IP and WuXi Biologics Arising IP which is reasonably necessary for the Manufacture of each Product. WuXi Biologics’ obligations to support a technical transfer shall continue until such time as Client, or its designee, successfully Manufactures [***] of each Product.

ARTICLE 21

DISASTER RECOVERY AND BUSINESS CONTINUITY

21.1 Disaster Recovery and Business Continuity. WuXi Biologics shall provide Client with a true, correct and complete copy of WuXi Biologics’ Business Continuity Plan, at the date to be agreed in good faith between the Parties (the “BCP”). The BCP shall be in full force and effect on the date agreed in good faith between the Parties, and shall provide for, among other things, the high level design and processes for disaster recovery and business continuity for WuXi Biologics. The BCP shall be revised and updated by WuXi Biologics from time to time, but in no event less than every [***], and WuXi Biologics shall submit such revised and updated BCP to Client for review and written approval. The Parties shall meet periodically during business hours when reasonably requested by Client, but no more often than quarterly, to discuss and analyze the status of the BCP. WuXi Biologics shall provide a written report to Client for such discussions and analysis which shall analyze the potential effectiveness of the applicable BCP, propose necessary changes, suggest improvements, and provide an updated risk assessment for the activities to which the BCP relates.

ARTICLE 22

DISPUTE RESOLUTION

22.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish under this Article 22 procedures to facilitate the resolution of disputes arising under this Agreement (other than any disputes relating to matters which under this Agreement Client has sole decision-making authority and/or discretion regarding (each, a “Non-Escalable Dispute”), in which case, such matter shall be determined by Client and shall not be part of the dispute resolution procedure set forth in this Article 22 in an expedient manner by mutual cooperation and without resort to litigation. In the event that the Parties are unable to resolve such dispute through diligent review and deliberation within [***] from the day that one Party had designated the issue as a dispute in written notice to the other Party, then either Party shall have the right to escalate such matter to the Executive Officers as set forth in Section 22.2.

22.2 Escalation to Executive Officers. Either Party may, by written notice to the other Party, request that a dispute (other than a Non-Escalable Dispute) that remains unresolved for a period of [***] as set forth in Section 22.1 arising between the Parties in connection with this Agreement be resolved by the Executive Officers, within [***] after referral of such dispute to them. If the Executive Officers cannot resolve such dispute within [***] after referral of such dispute to them, then, at any time after such [***] period, either Party may proceed to enforce any and all of its rights with respect to such dispute in accordance with the governing law and jurisdiction set out in Section 23.8.

22.3 Injunctive Relief. No provision herein shall be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief prior to the initiation or completion of the procedures set out in Section 22.1 and Section 22.2 above regarding the obligations as to Confidential Information under Article 15.

ARTICLE 23

MISCELLANEOUS PROVISIONS

23.1 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.

23.2 Assignment.

(a)
Assignment by WuXi Biologics. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by WuXi Biologics without the prior written consent of Client (not to be unreasonably withheld or delayed), except to one of WuXi Biologics’ wholly-owned Affiliates, or upon the sale or other transfer to a Third Party of all or substantially all of WuXi Biologics’ assets related to the Services to be provided under this Agreement.
(b)
Assignment by Client. Client may assign this Agreement, in whole or in part, to any Affiliate or Third Party without the consent of WuXi Biologics. Client shall give written notice to WuXi Biologics promptly following any such assignment.

(c)
Continuing Obligations. No assignment under this Section 23.2 shall relieve the assigning Party of any of its responsibilities or obligations hereunder and, as a condition of such assignment, the assignee shall agree in writing to be bound by all obligations of the assigning Party hereunder. This Agreement shall be binding upon the successors and permitted assigns of the Parties.
(d)
Void Assignments. Any assignment not in accordance with this Section 23.2 shall be void.

23.3 Performance and Exercise by Affiliates. Client shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates and the performance of such obligations by any such Affiliate(s) shall be deemed to be performance by Client; provided, however, that Client shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of Client hereunder shall be deemed to be a failure by Client to perform such obligations.

23.4 Occurrence of Force Majeure Event. If any Force Majeure Event occurs in relation to either Party which affects or may affect the performance of any of its material obligations (other than the payment of money) under this Agreement, it shall use all Commercially Reasonable Efforts to mitigate the effects of such delay or prevention upon the performance of its obligations under this Agreement, promptly notify the other Party as to the nature and extent of such Force Majeure Event, and resume performance of its obligations as soon as reasonably possible after the removal of the cause of the delay or prevention. Neither Party shall be deemed to be in breach of this Agreement, or shall be otherwise liable to the other Party, by reason only of any delay in performance, or the non-performance of any of its obligations hereunder, to the extent that the delay or non-performance is due to any Force Majeure Event of which it has duly notified the other Party, and the time for performance of that obligation shall be extended accordingly. Without limiting Client’s right to terminate this Agreement pursuant to Section 19.3, if the performance by either Party of any of its obligations under this Agreement is prevented or delayed by a Force Majeure Event for a continuous period in excess of [***], the Parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable in the circumstances.

23.5 No Trademark Rights. No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise, unless otherwise expressly provided in writing between the Parties.

23.6 Entire Agreement of the Parties; Amendments. This Agreement and the Schedules hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

23.7 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

23.8 Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, USA, without giving effect to principles of conflict of laws, govern all matters relating to this Agreement and the enforcement and interpretation thereof. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement. This provision shall operate without prejudice to either Party’s ability to seek injunctive or other interlocutory relief in any United States court accepting jurisdiction in order to protect and enforce its Intellectual Property rights. Subject to the prior requirements of Article 22, the Parties agree to resolve all their disputes arising out of or in connection with this Agreement by arbitration administered in accordance with the procedural rules of the International Court of Arbitration of the International Chamber of Commerce (the “ICC”) in effect at the time of submission. The arbitration will be governed by the laws of the State of New York, USA. The place of arbitration will be New York. The official language of the arbitration will be English. The tribunal will consist of one arbitrator having at least ten years of experience in manufacturing in the biopharmaceutical industry to be appointed by the ICC. The arbitration proceedings will be confidential, and the arbitrator may issue appropriate protective orders to safeguard each Party’s Confidential Information. During the course of arbitration, the Parties shall continue to implement the terms of this Agreement including all Purchase Orders then in effect. The arbitral award will be final and binding upon the Parties, and the Party to the award may apply to a court of competent jurisdiction for enforcement of the award. Notwithstanding the foregoing, each Party has the right to institute an action in a court of proper jurisdiction in the United States for injunctive or other equitable relief pending a final decision by the arbitrator.

23.9 Notice. Any notice to be given by either Party under or in connection with this Agreement to the other Party must be in writing in English and shall be: (a) delivered by hand or by courier; (b) sent by pre-paid recorded (i.e. signed for) post or airmail or express overnight courier; or (c) sent by fax, to the addresses set out below (or such other address or number as may be notified to the other Party from time to time):

WuXi Biologics:

[***]

Client:

[***]

Unless there is evidence that it was received earlier, notices sent in accordance with this Section 23.9 are to be deemed to have been received: if delivered by hand or by courier, when left at the address referred to above; if sent by post to an address within the country of postage, [***] after posting it; if sent by airmail or overnight express courier to an address outside the country of postage, [***] after posting it; or if sent by fax, when transmitted, provided that if deemed receipt occurs before 9am on a Working Day the notice shall be deemed to have been received at 9am on that day, and if deemed receipt occurs after 5pm on a Working Day, or on a day which is not a Working Day, the notice shall be deemed to have been received at 9am on the next Working Day.

23.10 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

23.11 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

23.12 No Implied License. Except as set forth in Section 3.3 no right or license is granted to WuXi Biologics or Client hereunder by implication, estoppel, or otherwise to any know-how, patent or other Intellectual Property right owned or controlled by Client or its Affiliates, or by WuXi Biologics or its Affiliates, respectively.

23.13 Interpretation; Independent Counsel. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Unless the context otherwise requires, countries shall include territories. Each Party has had the opportunity to consult independent counsel, and as such, this Agreement will not be construed to have been drafted by one Party or the other but will be construed as having been jointly drafted when interpreting its provisions.

23.14 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, by duly authorized representatives, as of the Effective Date.

Adagio Therapeutics, Inc.	WuXi Biologics (Hong Kong) Limited

By: _______________________________	By: _______________________________
Name: [***]	Name: [***]
Title: [***]	Title: [***]

SCHEDULE 1 – PRODUCT AND PRICE

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SCHEDULE 2 – QUALITY AGREEMENT

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SCHEDULE 3 – KPIs

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SCHEDULE 4 –WuXi Biologics’ Affiliate Subcontractors and Scope of Work

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SCHEDULE 5 – PRODUCT AND PRICE

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